Exhibit 23.2

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                         INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Registration Statement of Heng Fai China Industries, Inc. on Form S-8 of our report dated June 14, 1996 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Heng Fai China Industries, Inc. for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte Touche Tohmatsu
Hong Kong
March 6, 1997